EXHIBIT B

                                LETTER TO ISSUER


                                  CLINTON GROUP

9/7/2007

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203

Attention:        Alan Vituli
                  Chairman of the Board and Chief Executive Officer

Dear Mr. Vituli:

We appreciate the open dialogue that we have had with you and your management team as we have endeavored to conduct due diligence on Carrols Restaurant Group, Inc. ("Carrols" or the "Company"). We are confident that your management team has the extensive restaurant industry experience necessary to be stewards of Carrols in its growth initiatives and multi-brand positioning. As of today, funds and accounts managed by Clinton Group Inc. ("Clinton") beneficially own approximately 5.3% of the outstanding shares.

We have invested in a substantial portion of your common stock because we believe that the market has misunderstood the Company's story and growth prospects since your IPO pricing last year. While the name "Carrols Restaurant Group" does not immediately conjure up a clear brand identity, we have been impressed with our channel checks and food sampling at your Taco Cabana and Pollo Tropical restaurants. Further, we agree with the strategy of harvesting the cash flow of your leading Burger King franchise system to invest in new store development of your Hispanic brands at industry-leading returns on invested capital. Carrols' quick-service concepts offering convenience, value, and significant food quality should be defensible even in a difficult consumer discretionary environment.

As the chart below indicates, we note that Carrols appears to trade at an astonishing discount to its peer group. Also, as you are aware, the restaurant industry has been active with regards to M&A, and our work shows that implied multiples of recent deals are in the range of 7.4x to 10.2x EBITDA which includes some change in control premium. Based on street estimates, we estimate Carrols' valuation multiple to be a depressed 7.0x 2007E EBITDA.

                           TAST    Comparable Companies     Precedent Range
                         -------- ----------------------- --------------------
2007 EBITDA                 7.0x     7.9x  --    20.5x     7.4x   --    10.2x


                                      Range of 2007E EBITDA Multiples
                              ----------------------------------------------
                               7.50x   8.00x   8.50x   9.00x   9.50x  10.00x
Implied Carrols Stock Price   $13.46  $15.38  $17.27  $19.15  $21.03  $22.91
                              ------  ------  ------  ------  ------  ------

Selected comparable publicly traded companies include:



9 WEST 57TH STREET; NEW YORK, NY 10019   TEL: 212.825.0400  FAX:  212.825.0079

                                                  TEV / 2007E
Company                            Ticker           EBITDA
-----------------------------------------------  ------------
AFC Enterprises Inc.                 AFCE              9.7x
Burger King Corporation              BKC               9.7x
Chipotle Mexican Grill, Inc.         CMG              20.5x
Dominos Pizza Inc.                   DPZ              11.0x
Jack in the Box Inc.                 JBX               7.9x
McDonald's Corp.                     MCD              10.3x
Panera Bread Co.                     PNRA              9.0x
Tim Hortons Inc.                     THI              13.0x
Wendy's International Inc.           WEN              10.5x
Yum! Brands Inc.                     YUM              10.0x


Selected comparable precedent transactions include:

                                                                       TEV / LTM
Target             Acquiror                                     Date    EBITDA
------------------ ------------------------------------------  ------- ---------
Friendly's         Sun Capital                                 06/07      7.4x
Johnny Rockets     RedZone Capital                             02/07     10.2x
Sbarro             MidOcean Partners                           11/06      7.5x
Cheddar's          Catterton Partners/Oak Investment Partners  08/06      9.6x
Bravo              BRS & Castle Harlan                         06/06      9.1x
El Pollo Loco      Trimaran Capital Partners                   09/05      9.4x
Taco Bueno         Palladium Equity                            06/05      8.0x
Church's Chicken   Crescent Capital                            11/04      7.4x



We have a long-term view regarding our investment in Carrols and would like to continue to offer ourselves as a sounding board in your considerations to build shareholder value. In the future absence of multiple enhancement and stock price appreciation, we would be happy to help you explore more broad based strategic alternatives including a return to a delisted private company or would consider an appointment to the Company's board of directors.

Please feel free to contact me at your convenience at (212) 739-1833. We look forward to speaking with you soon.

Sincerely,


/s/ Joseph De Perio
------------------------------
Joseph De Perio
Vice President